Exhibit 99.1

For Immediate Release	Contact: Kevin Stout
Landstar System, Inc.
www.landstar.com
April 23, 2015	904-398-9400

LANDSTAR SYSTEM REPORTS RECORD FIRST QUARTER REVENUE OF

$762 MILLION AND RECORD FIRST QUARTER DILUTED EARNINGS PER SHARE OF $0.67

Jacksonville, FL – Landstar System, Inc. (NASDAQ: LSTR) reported record first quarter diluted earnings per share of $0.67, on record first quarter revenue of $762 million in the 2015 first quarter. Landstar reported diluted earnings per share of $0.61 on revenue of $688 million in the 2014 first quarter. Gross profit (defined as revenue less the cost of purchased transportation and commissions to agents) was $115.4 million in the 2015 first quarter compared to $105.5 million of gross profit in the 2014 first quarter. Operating margin, representing operating income divided by gross profit, was 42.5 percent in the 2015 first quarter.

Truck transportation revenue hauled by independent business capacity owners (“BCOs”) and truck brokerage carriers in the 2015 first quarter was $708.9 million, or 93 percent of revenue, compared to $645.2 million, or 94 percent of revenue, in the 2014 first quarter. Truckload transportation revenue hauled via van equipment in the 2015 first quarter was $449.7 million compared to $397.3 million in the 2014 first quarter. Truckload transportation revenue hauled via unsided/platform equipment in the 2015 first quarter was $239.5 million compared to $231.0 million in the 2014 first quarter. Revenue hauled by rail, air and ocean cargo carriers was $42.8 million, or 6 percent of revenue, in the 2015 first quarter compared to $33.5 million, or 5 percent of revenue, in the 2014 first quarter.

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Trailing twelve-month return on average shareholders’ equity was 30 percent and trailing twelve-month return on invested capital, net income divided by the sum of average equity plus average debt, was 24 percent. Landstar purchased approximately 464,000 shares of its common stock during 2015 at an aggregate cost of $31.3 million. Currently, there are approximately 1,363,000 shares of the Company’s common stock available for purchase under Landstar’s authorized share purchase program. As of March 28, 2015, the Company had $152 million in cash and short term investments and $192 million available for borrowings under the Company’s senior credit facility.

In addition, Landstar announced today that its Board of Directors has declared a quarterly dividend of $0.07 per share payable on May 29, 2015, to stockholders of record as of the close of business on May 7, 2015. It is currently the intention of the Board to pay dividends on a quarterly basis going forward.

“I am pleased with our 2015 first quarter operating performance,” said Landstar’s President and Chief Executive Officer, Jim Gattoni. “Demand for Landstar’s services was strong throughout the quarter. Revenue and diluted earnings per share in the 2015 first quarter were both first quarter records. The number of loads hauled via truck exceeded the 2014 first quarter by 6 percent and the number of loads hauled via railroads, ocean cargo carriers and air cargo carriers increased 32 percent over the 2014 first quarter. The growth in the number of loads hauled via truck was driven by a 32 percent increase in less-than-truckload volume and a 7 percent increase in the number of loads hauled via van equipment. The number of loads hauled via unsided/platform equipment was relatively flat to the 2014 first quarter, impacted by an 11 percent decrease in the number of heavy/specialized loads, which comprised approximately 28 percent of Landstar’s unsided/platform revenue in the 2015 first quarter. Revenue per load on loads hauled via truck was at all-time seasonal highs in the 2015 first quarter. After a 7 percent increase in revenue per load on loads hauled via truck in the first eight weeks of 2015 compared to the first eight weeks of 2014, though, period-over-prior-year period truck revenue per load slowed into March, as expected. Truck revenue per load in the final five weeks of the 2015 first quarter was 1 percent lower as compared to the final five weeks of the 2014 first quarter mostly due to the exceptionally strong truck revenue per load experienced in March 2014 and the impact

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of lower diesel fuel costs on loads hauled via truck brokerage carriers. Despite higher insurance and claims expense caused mostly by an unfavorable jury verdict in the 2015 first quarter related to an accident from a prior year, operating margin was 42.5 percent. And finally, diluted earnings per share in the 2015 first quarter increased 10 percent over the 2014 first quarter.”

Gattoni continued, “Through the first several weeks of April, demand for Landstar’s services remains strong. I expect the number of loads hauled via truck in the 2015 second quarter to increase in a mid-single digit range over the 2014 second quarter. I anticipate truck revenue per load in the 2015 second quarter to be relatively flat to the 2014 second quarter. My expectation is that pricing conditions for truck services in the 2015 second quarter will remain similar to those experienced in March, with a stable, yet relatively tight truck capacity market and a low per gallon cost of diesel fuel. Assuming the current environment continues throughout the 2015 second quarter, I anticipate revenue for the 2015 second quarter to be in a range of $830 million to $880 million and, assuming that range of estimated revenue, I would anticipate 2015 second quarter diluted earnings per share to be in a range of $0.87 to $0.92 per share compared to $0.80 per diluted share in the 2014 second quarter.”

Landstar will provide a live webcast of its quarterly earnings conference call this afternoon at 5:00 pm ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s First Quarter 2015 Earnings Release Conference Call.”

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies and expectations. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “expects,” “plans,” “predicts,” “may,” “should,” “could,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or other claims; unfavorable development of existing accident claims; dependence on third party

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insurance companies; dependence on independent commission sales agents; dependence on third party capacity providers; decreased demand for transportation services; substantial industry competition; disruptions or failures in the Company’s computer systems; dependence on key vendors; changes in fuel taxes; status of independent contractors; regulatory and legislative changes; catastrophic loss of a Company facility; intellectual property; unclaimed property; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2014 fiscal year, described in Item 1A Risk Factors, and in other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

About Landstar:

Landstar System, Inc. is a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation services to a broad range of customers utilizing a network of agents, third-party capacity owners and employees. All Landstar transportation services companies are certified to ISO 9001:2008 quality management system standards and RC14001:2013 environmental, health, safety and security management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

(Tables follow)

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Landstar System, Inc. and Subsidiary

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Thirteen Weeks Ended
	March 28, 2015	March 29, 2014

Revenue	$762,380	$688,197
Investment income	354	363

Costs and expenses:
Purchased transportation	587,153	530,031
Commissions to agents	59,784	52,704
Other operating costs, net of gains on asset sales/dispositions	7,689	6,586
Insurance and claims	14,796	11,857
Selling, general and administrative	37,248	35,600
Depreciation and amortization	7,019	6,768

Total costs and expenses	713,689	643,546

Operating income	49,045	45,014
Interest and debt expense	781	768

Income before income taxes	48,264	44,246
Income taxes	18,249	16,608

Net income	$30,015	$27,638

Earnings per common share	$0.67	$0.61

Diluted earnings per share	$0.67	$0.61

Average number of shares outstanding:
Earnings per common share	44,588,000	45,407,000

Diluted earnings per share	44,760,000	45,596,000

Dividends per common share	$0.07	$0.06

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Landstar System, Inc. and Subsidiary

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

(Unaudited)

	March 28, 2015	December 27, 2014
ASSETS
Current assets:
Cash and cash equivalents	$114,887	$163,944
Short-term investments	37,174	37,007
Trade accounts receivable, less allowance of $4,248 and $4,338	447,696	492,642
Other receivables, including advances to independent contractors, less allowance of $4,235 and $4,189	29,437	15,132
Deferred income taxes and other current assets	11,475	23,603

Total current assets	640,669	732,328

Operating property, less accumulated depreciation and amortization of $165,007 and $160,681	197,085	202,203
Goodwill	31,134	31,134
Other assets	78,758	78,547

Total assets	$947,646	$1,044,212

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdraft	$28,410	$34,629
Accounts payable	196,215	220,077
Current maturities of long-term debt	34,432	35,064
Insurance claims	24,791	24,233
Dividends payable	—	44,794
Other current liabilities	42,126	51,654

Total current liabilities	325,974	410,451

Long-term debt, excluding current maturities	67,671	76,257
Insurance claims	22,532	21,769
Deferred income taxes and other non-current liabilities	47,144	47,474

Shareholders’ equity:
Common stock, $0.01 par value, authorized 160,000,000 shares, issued 67,349,642 and 67,268,817 shares	673	673
Additional paid-in capital	189,525	189,012
Retained earnings	1,282,277	1,255,374
Cost of 22,938,800 and 22,474,331 shares of common stock in treasury	(986,913)	(955,613)
Accumulated other comprehensive loss	(1,237)	(1,185)

Total shareholders’ equity	484,325	488,261

Total liabilities and shareholders’ equity	$947,646	$1,044,212

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Landstar System, Inc. and Subsidiary

Supplemental Information

(Unaudited)

	Thirteen Weeks Ended
	March 28, 2015	March 29, 2014
Revenue generated through (in thousands):

Truck transportation
Truckload:
Van equipment	$449,688	$397,261
Unsided/platform equipment	239,483	231,019
Less-than-truckload	19,698	16,885

Total truck transportation	708,869	645,165
Rail intermodal	23,181	16,495
Ocean and air cargo carriers	19,632	17,016
Other (1)	10,698	9,521

	$762,380	$688,197

Revenue on loads hauled via BCO Independent Contractors (2) included in total truck transportation	$350,325	$343,652

Number of loads:

Truck transportation
Truckload:
Van equipment	258,952	242,736
Unsided/platform equipment	102,166	101,893
Less-than-truckload	25,992	19,691

Total truck transportation	387,110	364,320
Rail intermodal	9,480	6,410
Ocean and air cargo carriers	4,130	3,890

	400,720	374,620

Loads hauled via BCO Independent Contractors (2) included in total truck transportation	191,300	198,870

Revenue per load:

Truck transportation
Truckload:
Van equipment	$1,737	$1,637
Unsided/platform equipment	2,344	2,267
Less-than-truckload	758	857
Total truck transportation	1,831	1,771
Rail intermodal	2,445	2,573
Ocean and air cargo carriers	4,754	4,374

Revenue per load on loads hauled via BCO Independent Contractors (2)	$1,831	$1,728

Revenue by capacity type (as a % of total revenue);

Truck capacity providers:
BCO Independent Contractors (2)	46%	50%
Truck Brokerage Carriers	47%	44%
Rail intermodal	3%	2%
Ocean and air cargo carriers	3%	2%
Other	1%	1%

	March 28, 2015	March 29, 2014
Truck Capacity Providers

BCO Independent Contractors (2)	8,478	7,922

Truck Brokerage Carriers:
Approved and active (3)	27,304	21,588
Other approved	13,016	11,291

	40,320	32,879

Total available truck capacity providers	48,798	40,801

Trucks provided by BCO Independent Contractors (2)	9,046	8,424

(1)	Includes primarily premium revenue generated by the insurance segment.
(2)	BCO Independent Contractors are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.
(3)	Active refers to Truck Brokerage Carriers who have moved at least one load in the 180 days immediately preceeding the fiscal quarter end.